UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2004 (April 5, 2004)

The Warnaco Group, Inc.

(Exact name of Registrant as specified in charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

On April 5, 2004, The Warnaco Group, Inc. issued a press release announcing that Cheryl N. Turpin had been elected to its Board of Directors, increasing the current number of Directors to seven. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No. 99.1	Description Press Release, dated April 5, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	April 6, 2004	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated April 5, 2004

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Deborah Abraham Director, Investor Relations 212-287-8289

CHERYL N. TURPIN ELECTED TO WARNACO’S BOARD OF DIRECTORS

NEW YORK — (PR NEWSWIRE) April 5, 2004 — The Warnaco Group, Inc. (NASDAQ: WRNC) today announced the election of Cheryl N. Turpin to its Board of Directors, increasing the current number of Directors to seven.

Ms. Turpin, 56, was formerly the President of Limited Stores, a division of Limited Brands, Inc. During her tenure with Limited Brands, Inc. she also served as President & Chief Executive Officer of Lane Bryant, Inc. Previously, with Zell/Chilmark Fund L.P., Ms. Turpin held executive positions at Weinstock’s as well as the Broadway Department Stores. Ms. Turpin holds a Bachelor of Arts from the University of Michigan.

Charles Perrin, Non-Executive Chairman of the Board of Directors, said, “The election of Cheryl further strengthens the range of experience of Warnaco’s Board. We are pleased to welcome Cheryl and look forward to her contributions.”

Joe Gromek, Warnaco’s President and Chief Executive Officer, commented, “I am delighted to welcome Cheryl to Warnaco’s Board. Her significant industry experience and leadership skills complement the expertise of our current board members. I look forward to her counsel as we advance Warnaco’s position as a leader in the apparel industry.”

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s(R), Olga(R), Lejaby(R), Body Nancy Ganz(TM), JLO by Jennifer Lopez(R) lingerie, Chaps(R), Calvin Klein(R) men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear, Speedo(R) men’s, women’s and children’s swimwear, sportswear and swimwear accessories, Anne Cole Collection(R), Cole of California(R), Catalina(R) and Nautica(R) swimwear.

Additional Contacts:
Media: Doug Morris Gavin Anderson & Co. 212-515-1964	Investors: Allison Malkin Integrated Corporate Relations 203-222-9013

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